EXHIBIT 1.24

ALTIA PLC	STOCK EXCHANGE RELEASE	12 NOVEMBER 2020 AT 3:30 p.m. EET

THIS STOCK EXCHANGE RELEASE MAY NOT BE PUBLISHED OR DISTRIBUTED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. FOR FURTHER INFORMATION, SEE “IMPORTANT NOTICE” BELOW.

Altia’s Extraordinary General Meeting has approved the merger of Altia Plc and Arcus ASA

The Extraordinary General Meeting (the “EGM”) of Altia Plc (“Altia”), which was held today on 12 November 2020, approved the merger of Altia and Arcus ASA (“Arcus”) in accordance with the merger plan approved by the Board of Directors of Altia and Arcus on 29 September 2020 (the “Merger Plan”). Pursuant to the Merger Plan, Arcus shall be merged into Altia through a cross-border absorption merger so that all assets and liabilities of Arcus shall be transferred without a liquidation procedure to Altia and Arcus will be dissolved (the “Merger”). The merger will result in the combined company Anora Group Plc (the “Combined Company”).

Approval of the Merger and the Merger Plan

The resolution on the Merger included, among other matters set out in the Merger Plan, the following key items:

Amendment of the Articles of Association

The EGM resolved, pursuant to the Merger Plan, to amend the Articles of Association of the Combined Company in connection with the execution of the Merger. The most significant amendments include the change of the company name into Anora Group Plc (Article 1), a change to the Combined Company's field of business (Article 2), a change to the term of office of the members of the Board of Directors conditionally elected at the EGM (Article 4) and related changes to items that shall be decided on at the Annual General Meeting held in 2021 (Article 11). The amended Articles of Association of the Combined Company have been appended in their entirety to the Merger Plan.

Merger consideration

The EGM resolved, pursuant to the Merger Plan, that the shareholders of Arcus shall receive as merger consideration 0.4618 new shares of Altia for each share owned in Arcus per each individual book-entry account (the “Merger Consideration Shares” or the “Merger Consideration”). The Merger Consideration shall be issued to the shareholders of Arcus in proportion to their shareholding in Arcus. No Merger Consideration will be issued with respect to shares in Arcus held by Arcus itself or by Altia. The allocation of the Merger Consideration will be based on the shareholding in Arcus at a record date to be set in connection with the completion of the Merger.

In case the number of shares received by a shareholder of Arcus (per each individual book-entry account) as Merger Consideration is a fractional number, the fractions shall be rounded down to the nearest whole share for the purpose of determining the number of Merger Consideration Shares to be received by the relevant shareholder. Fractional entitlements to new shares of the Combined Company shall be aggregated and sold in public trading on the Helsinki Stock Exchange or the Oslo Børs and the proceeds shall be distributed to shareholders of Arcus entitled to receive such fractional entitlements in proportion to their holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by Altia.

The final total number of shares in the Combined Company to be issued as Merger Consideration shall be determined on the basis of the number of shares in Arcus held by shareholders of Arcus, other than Arcus itself and Altia, at a record date to be set in connection with completion of the Merger. Such total number of shares to be issued as Merger Consideration shall be rounded down to the nearest full share.

Number of members of the Board of Directors

The EGM resolved, pursuant to the Merger Plan, that the number of members of the Board of Directors of the Combined Company, including the Chairman of the Board of Directors, shall be eight (8).

Composition of the Board of Directors

The EGM resolved, pursuant to the Merger Plan, that Sanna Suvanto-Harsaae, Jyrki Mäki-Kala and Torsten Steenholt of the current members of the Board of Directors of Altia be conditionally elected to continue to serve on the Board of Directors of the Combined Company, that Michael Holm Johansen, Kirsten Ægidius, Ingeborg Flønes and Nils Selte of the current members of the Board of Directors of Arcus be conditionally elected as new members of the Board of Directors of the Combined Company, that Sinikka Mustakari be conditionally elected as a new member of the

Board of Directors of the Combined Company, that Michael Holm Johansen, currently a member of the Board of Directors of Arcus, be conditionally elected as Chairman of the Board of Directors of the Combined Company and that Sanna Suvanto-Harsaae, currently a member of the Board of Directors of Altia, be conditionally elected as Vice Chairman of the Board of Directors of the Combined Company, each for the term commencing on the date of the registration of the execution of Merger with the Finnish Trade Register (the “Effective Date”) and expiring at the end of the Annual General Meeting of the Combined Company held in 2022.

The term of the currently serving members of the Board of Directors not conditionally elected to continue in the Board of Directors of the Combined Company for the term commencing on the Effective Date shall end on the Effective Date.

Remuneration of the new members of the Board of Directors

The EGM resolved, pursuant to the Merger Plan and in line with the resolutions of the Annual General Meeting of Altia held on 4 June 2020, that the new members of the Board of Directors of the Combined Company conditionally elected for the term commencing on the Effective Date and expiring at the end of the Annual General Meeting of the Combined Company held in 2022 be paid monthly fees as follows:

− EUR 4 000 per month, Chairman

− EUR 2 500 per month, Vice Chairman

− EUR 2 000 per month, member

The remuneration of the members of the Board of Directors potentially nominated by the employees as employee representatives shall be determined separately by the Board of Directors but will not in any event exceed the remuneration of the other members of the Board of Directors.

Otherwise the resolutions on Board remuneration made by the Annual General Meeting of Altia held on 4 June 2020 shall remain in force unaffected.

The annual remuneration of the new Board members conditionally elected hereunder shall be paid in proportion to the length of their term in office.

Amendment and temporary deviation from the Charter of the Altia Shareholders’ Nomination Board

The EGM resolved, pursuant to the Merger Plan, to make an amendment to and a one-time deviation from the charter of the Shareholders' Nomination Board of Altia (the “Charter”).

The EGM resolved to amend the Charter so that in addition to the Chairman of the Board of Directors, also the Vice Chairman of the Board of Directors will act as an expert member to the Shareholders' Nomination Board. For the avoidance of doubt, the Chairman and the Vice Chairman of the Board shall not be official members of the Nomination Board and do not have any voting right, but they have the right to attend the meetings of the Nomination Board and receive the relevant material for such meetings.

Further, the EGM resolved on a temporary deviation from the Charter to the effect that, should the Effective Date be later than 1 June 2021, the members of the Shareholders' Nomination Board of the Combined Company will be determined based on the three (3) largest shareholders in the Combined Company on the tenth (10) business day following the Effective Date.

Authorisation of the Board of Directors to resolve on the payment of extra dividend

The EGM resolved to authorize the Board of Directors to resolve on the payment of an extra dividend, in one or several instalments, in the maximum total amount of EUR 0.40 per share (representing approximately EUR 14.5 million) to the shareholders of the company prior to the Effective Date.

This authorization is in addition to the authorization by the Annual General Meeting of the company held on 4 June 2020 to resolve on a payment of dividend in the maximum total amount of EUR 0.21 per share (representing approximately EUR 7.6 million) prior to the end of 2020.

The Merger as a whole and the resolution of the EGM of Altia concerning the changes to the Articles of Association of the Combined Company, issuance of new shares of Altia as Merger Consideration, the number of members, composition and remuneration of the Board of Directors of Altia and the amendment to and temporary deviation from the Charter of Altia’s Shareholders’ Nomination Board are conditional upon and will become effective upon the registration of the execution of the Merger.

Other Information

Completion of the Merger is expected during the first half of 2021, subject to all regulatory approvals having been obtained and other conditions to completion having been fulfilled.

The minutes of the EGM will be available on Altia’s website at www.altiagroup.com/investors by 26 November 2020.

Arcus has today, on 12 November 2020, published a stock exchange release regarding the decisions taken by its Extraordinary General Meeting. Arcus’ Extraordinary General Meeting held in Hagan, Norway today approved the Merger Plan and resolved on Arcus’ merger with Altia.

ALTIA PLC

Contacts:

Analysts and investors: Tua Stenius-Örnhjelm, Investor Relations, tel. +358 40 748 8864

Media: Petra Gräsbeck, Corporate Communications, tel. +358 40 767 0867

Distribution:

Nasdaq Helsinki Ltd

Principal media

www.altiagroup.com

Information on Altia and Arcus in brief

Altia is a leading Nordic alcoholic beverage brand company operating in the wine and spirits markets in the Nordic and Baltic countries. Altia wants to support a development of a modern, responsible Nordic drinking culture. Altia’s key exports brands are Koskenkorva, O.P. Anderson and Larsen. Other iconic Nordic brands are Chill Out, Blossa, Xanté, Jaloviina, Leijona, Explorer and Grönstedts.

Altia’s current strategy is built on two core strengths: Altia is the Nordic distillery that masters the sustainable production of high-quality grain-based spirits, and provides the best route-to-market through distribution and channel execution for its brands and partners.

Arcus is a leading Nordic branded consumer goods company within wine and spirits. Arcus is the world’s largest producer of aquavit, and holds strong market positions for wine and spirits across the Nordics. Vectura, a wholly owned company, supplies complete logistics solutions for the beverage industry in Norway. Arcus was spun off from the Norwegian state monopoly, Vinmonopolet, in 1996 and since then has grown from a local company to an international group with the Nordic region and Germany as its home market. The Group also exports a significant volume of spirits to other countries. Arcus is listed on Oslo Børs.

Important notice

The distribution of this release may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, in whole or in part, directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, South Africa or any other jurisdiction where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken in addition to the requirements under Finnish law. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This release is not directed to, and is not intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction.

Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connection with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States. The financial information included or referred to in this release has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or

Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the Merger, such as in open market or privately negotiated purchases, at any time during the pendency of the Merger under the Merger Plan.

This release does not constitute a notice to an EGM or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed merger of Arcus into Altia should be made solely on the basis of information to be contained in the actual notices to the EGM of Arcus and Altia, as applicable, and the merger prospectus related to the merger as well as on an independent analysis of the information contained therein. You should consult the merger prospectus for more complete information about Altia, Arcus, their respective subsidiaries, their respective securities and the merger. No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Altia nor Arcus, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with this release. Each person must rely on their own examination and analysis of Altia, Arcus, their respective securities and the merger, including the merits and risks involved. The transaction may have tax consequences for Arcus shareholders, who should seek their own tax advice.

The securities referred to in this release have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This release does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any offer or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder.

The new shares in Altia have not been and will not be listed on a U.S. securities exchange or quoted on any inter-dealer quotation system in the United States. Neither Altia nor Arcus intends to take any action to facilitate a market in the new shares in Altia in the United States.

The new shares in Altia have not been approved or disapproved by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other regulatory authority in the United States, nor have any of the foregoing authorities passed comment upon, or endorsed the merit of, the merger or the accuracy or the adequacy of this release. Any representation to the contrary is a criminal offence in the United States.